EXHIBIT 10.24

Surgical Safety(TM)                                        SSP Corporate Center
[Logo] Products, Inc.                                          2018 Oak Terrace
                                                           Sarasota, FL   32431

                                                                      Telephone
                                                                   941-927-7874

                                                                            Fax
                                                                   941-925-0515
November 16, 1998
                                                                       Internet
                                                                www.SSP-inc.com
Via Facsimile

Dr. William B. Saye
Medical Director/CEO
Advanced Laparoscopy Training Center                             REVISED
790 Church Street, Suite 380
Marietta, GA   30060

Dear Bill:

After a great deal of thought as to a structure for an alliance, we have formulated the following framework which should address both of our concerns. This new arrangement would be a seven-year collaborative agreement between William Saye, M.D., and Surgical Safety Products, Inc.
(SSP).

The purpose is to position the existing  Advanced  Laparoscopy  Training  Center
(ALTC) as the leading-edge approach in digital education, training and review. The focus will be to shift the paradigm of traditional training methods in advanced surgical techniques to a new distance-based approach. The new approach would be delivered through OASiS TouchPorts, the Internet, and emerging mediums.

The goal of this collaborative agreement - to educate and train a wide audience on safe and efficient techniques and procedures. We will strategically expand the OASiS network while building valuable and effective digital content within. The prime mantra will be to re-shape technology for safety and efficiency for the healthcare worker and, ultimately, the patient.

While we haven't reviewed your existing agreement with Ethicon Endo-Surgery, we are determined that the structure of this Agreement will in no way interfere nor conflict with either parties' existing professional agreements. Rather, it will continually strive to enhance these relationships.

Here are the details:

SSP acquires the "digital rights" to ALTC, William Saye, M.D., and the resulting amalgam from this Agreement as it relates to surgical education. Simply put, any educational activity involving

ALTC, or Dr. Saye on the Internet, or other digital presence would be the property of, and under, SSP's control.

Dr. Saye becomes a member of the Company Board of Directors and acts as the Medical Director for ALTC VirtuaLabs

Dr. William B. Saye
Page Two    November 16, 1998


SSP acquires marketing rights to the ALTC database for purposes and initiatives that will be mutually agreed upon and formulated by both SSP and Dr. Saye.

SSP and its assigns are granted "open-door" privileges with Dr. Saye in Atlanta for the purpose of developing digital content for ALTC VirtuaLab and other educational applications.

This Agreement awards Dr. Saye for his involvement in the form of SURG stock options, thus providing a significant equity position in the Company while minimizing tax consequences. It allows you to earn up to 1,000,000 shares within the 7-year term.

     o Dr. Saye will receive 300,000 options on SURG common stock immediately upon accepting this proposal.

     o Dr. Saye will receive an additional 100,000 options on SURG common stock each year for the duration of this Agreement. These options will become available during each year in monthly (1/12) increments.

     o    The exercise  price for all options  earned in year one will be $1.00.
          The exercise price for all options earned in year two will be $1.50. The exercise price for all options earned year three will be $2.00, and the exercise price for options earned in years four through seven will be $2.50.

     o As an incentive to promote the installation of OASiS, we are offering an acceleration allowing Dr. Saye to earn a portion of the 1,000,000 total options earlier than the outlined seven-year period. In doing so, Dr. Saye would enjoy a lower exercise price, compared to earning the stock options later in the contract. Dr. Saye will receive 20,000 options for each healthcare facility installation of any version of OASiS. Dr. Saye's stock accrual will be capped and limited regarding this Agreement to a total of 1,000,000 options. In other words, with rampant installations on behalf of Dr. Saye, he could reach the 1,000,000 maximum prior to the end of the seven-year agreement, thus earning the options at the lower option price.

Along with incurred travel expense, Dr. Saye will be paid an honorarium of $2,500 per day when requested by SSP.

We hope this approach answers your concerns. We are anxious to begin work immediately on developing ALTC VirtuaLab and look forward to your response.

Sincerely,
SURGICAL SAFETY PRODUCTS, INC.
/s/ GMS                                            /s/ Frank Clark
-----------------------------------               --------------------------
G.Michael Swor, M.D., MBA, Chairman               Frank M. Clark, President

GMS:mgc

Accept:          /s/ William B. Saye, M.D.            Date:11/20/98
                 ------------------------
                 William B. Saye, M.D.